Exhibit 99.1

Nutrition 21 Announces Second Consecutive Profitable Quarter in Q2 Fiscal 2009

PURCHASE, N.Y., Feb. 5 /PRNewswire-FirstCall/ -- Nutrition 21, Inc. (Nasdaq: NXXI), the developer and marketer of nutritional supplements under the Iceland Health®, Chromax® and Diabetes Essentials® brands that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and reduce chronic joint pain, today announced financial results for the second quarter and the first half of fiscal year 2009.

For the quarter the Company reported total revenues of $12.9 million compared to $13.0 million in the comparable quarter last year. Net income for the quarter was $102,000, or $0.00 per fully diluted share, compared to a net loss in the comparable quarter last year of $3.8 million, or $(0.06) per fully diluted share. The improvement in net income is largely due to a reduction in operating expenses primarily driven by lower advertising and promotion expense as the Company continues to calibrate its spending in relation to revenue growth.

For the first half of fiscal year 2009 total revenues increased 1.3% to $25.5 million compared to $25.2 million in the first half of fiscal year 2008. Net income for the six-months was $316,000, or $0.00 per fully diluted share, compared to a net loss in the comparable period last year of $7.9 million, or $(0.13) per fully diluted share. The improvement in net income is a direct result of lower operating expenses, notably reductions in advertising and promotion expense.

Michael A. Zeher, president and chief executive officer of Nutrition 21, commented, "We are pleased to have reported our second consecutive profitable quarter, particularly in light of the challenging current economic environment. Sales of Nutrition 21 products to our major retailers increased 40% versus the comparable quarter last year. We are pleased with the traction that our strategic operating plan is beginning to achieve in the retail space."

"We also continue to make significant progress in operating our company in a more cost-efficient manner," continued Mr. Zeher. "Operating expenses across the board have been trimmed and we are now focused on establishing a more strategic allocation of our advertising and promotion dollars. We are streamlining our messaging and promotional spending approaches to maximize revenue and profitability."

"We remain focused on the fundamentals that are critical to growing our business," Mr. Zeher concluded.  "An important component of our strategic plan is to continue to launch new products that deliver science-based innovation to our customers, build significant brand loyalty, with consistent cost and productivity discipline. In that regard, we are particularly pleased with the introduction of our new Iceland Health Appetite Control Formula™ earlier this week, which will be marketed initially through our cost-effective Direct Response channel. Our continuing product development initiative supports our expectation that Nutrition 21 will grow revenues and profitability over the long term."

Conference Call
The Company has scheduled a conference call to review the financial results of the quarter later today, Thursday, February 5, 2009 at 10:00AM ET.

Participants can dial (866) 562-9910 or (706) 679-5064 to access the conference call, or can listen via a live Internet web cast, which can be found at http://www.nutrition21.com. A replay of the call will be available by visiting http://www.nutrition21.com for 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 83095496, through February 8, 2009.

Company Contact:	Investor Contact:
Alan Kirschbaum	Joe Diaz, Robert Blum, Joe Dorame
Chief Financial Officer	Lytham Partners, LLC
(914) 701-4500	(602) 889-9700
nxxi@lythampartners.com

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21's portfolio of health and wellness products include: Iceland Health Chromax, Iceland Health Advanced Memory Formula™,  Iceland Health Omega-3 Fish Oil, Iceland Health Joint Relief, and Diabetes Essentials®  The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 30,000 major food, drug and super center stores throughout the United States and internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2008. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Tables on Following Pages

NUTRITION 21, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	June 30,
	2008	2008
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$3,228	$4,817
Accounts receivable, net	7,027	2,922
Other receivables, net	322	286
Inventories, net	1,606	1,014
Prepaid expenses and other current assets	1,442	1,483

Total current assets	13,625	10,522

Property and equipment, net	59	69
Patents, trademarks, and other intangibles,
net	1,022	1,540
Goodwill	15,605	15,395
Other intangibles with indefinite lives	5,379	5,379
Other assets	1,798	2,981
Investments	--	3,740

Total Assets	$37,488	$39,626

LIABILITIES, AND STOCKHOLDERS' EQUITY
Short-term borrowings	$--	$3,000
Accounts payable	4,075	4,221
Accrued expenses	2,361	2,575
Deferred income	794	1,228
6% Series I convertible preferred stock
subject to mandatory redemption	3,486	3,270
Current portion of long-term debt	2,451	--

Total Current Liabilities	13,167	14,294
Long-term debt	781	4,185
Deferred income tax liability	2,152	2,152
8% Series J convertible preferred stock
subject to mandatory redemption	12,379	11,594

Total Liabilities	28,479	32,225

Stockholders' Equity	9,009	7,401

Total Liabilities and Stockholders' Equity	$37,488	$39,626

NUTRITION 21, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$12,797	$12,734	$25,406	$24,566
Other revenues	77	275	128	640

TOTAL REVENUES	12,874	13,009	25,534	25,206

COSTS AND EXPENSES

Cost of revenues	5,528	3,977	10,273	7,992
Advertising and promotion expenses	4,806	9,705	10,168	19,709
General and administrative expenses	961	1,324	1,759	2,409
Research and development expenses	93	205	173	514
Depreciation and amortization	283	563	646	1,104

TOTAL COSTS AND EXPENSES	11,671	15,774	23,019	31,728

OPERATING PROFIT (LOSS)	1,203	(2,765)	2,515	(6,522)

Interest income	34	113	78	146
Interest expense	(1,135)	(1,164)	(2,277)	(1,490)

INCOME (LOSS) BEFORE INCOME TAXES	102	(3,816)	316	(7,866)

Income taxes	--	1	--	6

NET INCOME (LOSS)	$102	$(3,817)	$316	$(7,872)

Basic and diluted
income (loss) per common share	$0.00	$(0.06)	$0.00	$(0.13)

Weighted average number of common shares - basic and diluted	65,379,399	62,061,943	64,949,221	61,758,216